For Immediate Release

Contact:                William C. Owens
President and Chief Executive Officer
Owens Realty Mortgage, Inc.
(925) 239-7001

OWENS REALTY MORTGAGE, INC.
ANNOUNCES QUARTERLY DIVIDEND POLICY

WALNUT CREEK, CA. – January 17, 2014 – Owens Realty Mortgage, Inc. (NYSE MKT: ORM) announced today that the Board of Directors has approved a change in the dividend policy from declaration and payment of dividends on a monthly basis to declaration and payment of dividends on a quarterly basis. Accordingly, monthly dividend distributions have been discontinued immediately and the payment of quarterly dividends is expected to commence for the first quarter in April 2014.  The adoption of a quarterly dividend policy does not commit the Board of Directors to declare future dividends or the amount thereof.

About Owens Realty Mortgage, Inc.
Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company structured to qualify as a real estate investment trust (“REIT”) that focuses on the origination, investment, and management of commercial real estate mortgage loans primarily in the Western U.S. We provide customized, short-term capital to small and middle-market investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company’s website at www.owensmortgage.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Actual results may differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events.  Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  The forward looking statements made in this release include, but may not be limited to, expectations around the company’s plans to distribute current and accumulated earnings in 2014, tax treatment and characterization of distributions made by the company in 2014 and timing and content of any announcements made with respect thereto.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.  Additional information concerning these and other risk factors is contained in the company’s most recent filings with the Securities and Exchange Commission.  All subsequent written and oral forward-looking statements concerning the company or matters attributable to the company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

SOURCE: Owens Realty Mortgage, Inc.